EXHIBIT 3.

I

IMAGE OMITTED	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Filed in the office of	Document Number 20110862833-84

Filing Date and Time
Ross Miller	12/07/2011 10:15 AM
Secretary of State	Entity Number
State of Nevada	C21142-2002

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation: EN2GO INTERNATIONAL, INC.

2.  The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH of the Articles of Incorporation of the corporation is deleted in its entirety and the following is substituted therefore:

FOURTH

The corporation is authorized to issue two classes of shares of stock, designated "Common Stock" and "Preferred Stock". The total number of shares that the corporation is authorized to issue is One Billion Ten Million (1,010,000,000) shares. The number of shares of Common Stock authorized is One Billion (1,000,000,000) shares, $0.00001 par value per share. The number of shares of Preferred Stock authorized is Ten Million (10,000,000) shares, $0.00001 par value per share. (see continuation on attached page)

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority

4.  Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

IMAGE OMITTED

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EN2GO INTERNATIONAL, INC.
Certificate of Amendment to Articles of Incorporation
Dated December 7, 2011

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH of the Articles of Incorporation of the corporation is deleted in its entirety and the following is substituted therefor:

FOURTH

The corporation is authorized to issue two classes of shares of stock, designated "Common Stock" and "Preferred Stock". The total number of shares that the corporation is authorized to issue is One Billion Ten Million (1,010,000,000) shares. The number of shares of Common Stock authorized is One Billion (1,000,000,000) shares, $0.00001 par value per share. The number of shares of Preferred Stock authorized is Ten Million (10,000,000) shares, $0.00001 par value per share.

(continuation to amendment )

Authority is hereby expressly vested in the Board of Directors of the Corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by the resolution or resolutions providing for the issue of such series, the number of shares of each such series, and the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each such series and the relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof "